EXHIBIT 10.6

Finder’s Agreement

THIS FINDER’S AGREEMENT (this “Agreement”) is entered into as of August 13, 2013, by and between Janus Resources, Inc. (the “Company”), a Nevada corporation and Vector Asset Management, Inc. (“Finder”), a British Columbia corporation.

Recitals

Whereas, the Company has previously authorized Finder on a non-exclusive basis, to identify a business, asset(s), or technology for acquisition by and on terms acceptable to the Company;

Whereas, on July 12, 2013, the Company and its wholly owned subsidiary, Janus Acquisition Corp. (“JAC”), a Nevada corporation, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Dr. Jörg Gerlach, MD, PhD, pursuant to which JAC purchased all of Dr. Gerlach’s rights, title and interest to an organ regeneration technology (collectively, the “Regeneration Technology”), which Finder assisted the Company in locating and acquiring;

Whereas, pursuant to Section 2.2.2 of the Asset Purchase Agreement, the Company agreed to compensate Finder for the acquisition of the Regeneration Technology;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereto agree as follows:

1. Compensation.

(a)           The Company hereby agrees that as compensation for Finder introducing the Company to Dr. Gerlach and the Regeneration Technology and for assisting the Company with the acquisition of the Regeneration Technology, Finder shall be entitled to a cash fee (the “Cash Fee”) in the amount of $47,000, which the Company shall pay within sixty (60) days of the closing of the acquisition of the Regeneration Technology (the “Closing Date”).

(b)           Notwithstanding anything herein to the contrary, Finder may elect to receive the Cash Fee, or a portion thereof, by accepting a convertible promissory note (the “Note”) in the principal amount of any or all of the Cash Fee otherwise payable and bearing interest at the rate of seven percent (7%) per annum, payable upon the earlier of December 14, 2014, or upon demand in the event that the Company shall have effected a financing or series of financing in excess of $1,000,000. The Note will be convertible into shares of the Company’s common stock at a price equal to the average closing prices of the Company’s common stock for the ten (10) trading days prior to the Closing Date.

2. Fees Due Upon Closing.

In the event Finder elects to receive the Cash Fee and not the Note, the Cash Fee shall be paid by bank or cashier’s check pursuant to Section 1, above.

3. Acting as Finder Only.

It is understood that Finder has acted as a finder only, is not a licensed securities broker or dealer, and has no authority to enter into any commitments on the Company’s behalf, or to negotiate the terms of the Acquisition on behalf of the Company, or to hold any funds or securities in connection with the acquisition of the Regeneration Technology or to perform any act which would require Finder to become licensed as a securities broker or dealer.

4. Accurate Information.

The Company hereby represents and warrants that all information provided Finder pertaining to the Company is true and correct and the Company shall hold Finder harmless from any and all liability, expenses or claims arising from the disclosure or use of such information.

5. Applicable Law.

This Agreement is governed by and construed under the laws of the State of New York and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate court of the State of New York. In the event of any such action, the prevailing party shall recover all costs and expenses thereof, including reasonable attorney’s fees from the losing party.

6. Counterparts.

This Agreement may be executed in two or more counterparts and shall be effective when each Party has executed at least one of the counterparts even though all parties have not executed the same counterpart. The parties may execute this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement and exchange counterparts of such documents by means of facsimile transmission or email and the parties agree that the receipt of such executed counterparts shall be binding on such parties and shall be construed as originals.

7. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any term, covenant, restriction or provision contained in Agreement, is held by a court of competent jurisdiction to be invalid, void, against its regulatory policy or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions contemplated hereby can be consummated as originally contemplated to the fullest extent possible.

8. Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

9. Successors and Assigns.

The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered into this Finder’s Agreement as of the date first written above.

Janus Resources, Inc.

By:	/s/ Rhonda B. Rosen
Name:	Rhonda B. Rosen
Title:	President & Chief Executive Officer

Vector Asset Management, Inc.

By:	/s/ Jatinder S. Bhogal
Name:	Jatinder S. Bhogal
Title:	President & Chief Executive Officer